UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2018

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 4, 2018 (Closing Date), Xcel Energy Inc. entered into an Amended and Restated 364-Day Term Loan Agreement (Term Loan Facility) with MUFG Bank, Ltd., as administrative agent, and the several lenders party thereto, which amended and restated the 364-Day Term Loan Agreement dated as of December 5, 2017 (Prior Facility) among Xcel Energy, the administrative agent and the same lenders.

Pursuant to the Term Loan Facility, the maturity of the $250 million of existing loans outstanding under the Prior Facility was extended and is now governed by the Term Loan Facility. Xcel Energy is entitled, subject to the conditions in the Term Loan Facility, to borrow up to an additional aggregate maximum principal amount of $250 million for a total commitment of $500 million (the Commitment). The remaining $250 million of the unborrowed Commitment is available for borrowing by Xcel Energy until March 4, 2019 (Commitment Termination Date). After the Commitment Termination Date, Xcel Energy will no longer be entitled to make any further borrowings under the Term Loan Facility. Loans borrowed and repaid may not be reborrowed.

The Term Loan Facility is unsecured and has a term of 364-days, ending on December 3, 2019 (Existing Maturity Date), when all outstanding loans will be due and payable. At the request of Xcel Energy, the lenders, in their sole discretion, may recommit to extend the maturity date of the outstanding loans for one additional 364-day period from the Existing Maturity Date to December 2, 2020 (Recommitted Maturity Date). The recommitment option is exercisable only upon the consent of lenders holding more than 50% of the then outstanding loans. If the recommitment option becomes effective, the maturity date of loans owing to the consenting lenders will be extended to the Recommitted Maturity Date, while the maturity date of loans owing to the non-consenting lenders shall continue to be the Existing Maturity Date (unless such loans are assumed by a different lender consenting to such recommitment).

Loans under the Term Loan Facility bear interest at a rate equal to either (i) the Eurodollar rate, plus a margin equal to 50.0 basis points, or (ii) an alternate base rate. In addition, until the Commitment Termination Date (or the borrowing of all amounts under the Term Loan Facility), Xcel Energy is required to pay the lenders a commitment fee equal to 10 basis points per annum on the unborrowed portion of the Commitment under the Term Loan Facility. Each borrowing under the Term Loan Facility is subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Borrowings under the Term Loan Facility will be used for general corporate purposes of Xcel Energy and its subsidiaries, including the refinancing of indebtedness outstanding from time to time.

The Term Loan Facility has one financial covenant, requiring that Xcel Energy’s consolidated funded debt to total capitalization ratio be less than or equal to 65 percent. The Term Loan Facility also contains covenants which restrict Xcel Energy and certain of its subsidiaries with regard to, among other things, certain mergers and consolidations, sales of all or substantially all assets and the incurrence of certain liens. The Term Loan Facility is subject to acceleration upon the occurrence of an event of default, which includes, among other things, a cross-default to indebtedness in excess of $75 million in the aggregate, a change of control (as defined in the Term Loan Facility), nonpayment of monetary judgments of $75 million or more, and/or the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.

A copy of the Term Loan Facility is filed as Exhibit 99.01 hereto and is incorporated by reference herein. The description of the Term Loan Facility above is qualified in its entirety by reference to the full text of the Term Loan Facility.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
99.01
Amended and Restated 364-Day Term Loan Agreement dated as of December 4, 2018 among Xcel Energy Inc., as Borrower, the several lenders from time to time parties thereto, and MUFG Bank, Ltd. as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC.
(a Minnesota Corporation)

By: /s/ Sarah W. Soong
Name: Sarah W. Soong
Title: Vice President and Treasurer

Date: December 10, 2018